EXHIBIT 99.1

For Immediate Release	Media Contact
Dick Parsons

(949) 234-1999 dickparsons@seychelle.com

Seychelle Reports Earnings for Q1 ended 5-31-14 Vs Prior Year

$500K sales decrease from major customer compared to Prior Q1; Company exerted efforts toward growing markets in Asia and anticipate marked improvements in Q3 Sales and Earnings

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  July 14, 2014 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent quarter’s end.  For the First Quarter ended May 31, 2014, Revenues were $1,107,298 compared to $1,566,057 in the prior year Q1, a reduction of $458,759 (-29%)  In addition, The Net Loss after taxes of $62,728 was a decrease of $263,042 (-131%) compared to the prior year Q1’s Net Income after taxes of $200,314.

Dick Parsons, Chief Executive Officer  stated that “ We had a sales decrease from one major customer, compared to Q1 of last year. However we believe that the decrease in sales is a temporary issue as the Company exerts its efforts on the development of Asian markets and the upward sales movement should resume in Q3. The current quarter’s net loss was also a result of increased legal and personnel costs that are nonrecurring, but resulted in a $137,470 (+28%) increase to sales, general and administrative expenses.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks.  The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”
Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management.  Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle.  Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.